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                                                                    EXHIBIT 21.1

Subsidiaries of the Registrant


1.       Internet Security Systems, Inc. (Georgia)
2.       ISS Group, Inc. (Delaware)
3.       Internet Security Systems Ltd. (United Kingdom)
4.       ISS Investment Holdings, Inc. (Delaware)
5.       Internet Security Systems NV (Belgium)
6.       Internet Security Systems KK (Japan)
7.       Internet Security Systems Pty. Ltd. (Australia)
8.       Internet Security Systems Gmbh (Germany)
9.       ISSX Internet Security Systems AG (Switzerland)
10.      Internet Security Systems Iberia Sl (Spain)
11.      Internet Security Systems Nordic AB (Sweden)
12.      Internet Security Systems Sarl (France)
13.      Internet Security Systems Srl (Italy)
14.      Internet Security Systems Ltda. (Brazil)
15.      Internet Security Systems (Latin America), Inc. (Florida)
16.      Internet Security Systems; S. de R.L. de C.V. (Mexico)
17.      ISS Internet Security Solutions Pte. Ltd. (Singapore)
18.      Network ICE Corporation (California)
19.      TriSecurity Holdings Pte. Ltd. (Singapore)
20.      TriSecurity Pte. Ltd. (Singapore)
21.      vCIS, Inc. (California)
22.      vCIS, Pty. Ltd (Australia)
23.      Internet Security Systems BV (Netherlands)
24.      ISS Middle East, LLC (Egypt)
25.      Internet Security Systems, Inc. (Delaware)